EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRIZEC PROPERTIES, INC.

               Trizec Properties, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

               FIRST: The name of the corporation is Trizec Properties, Inc. (the “Corporation”). The date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 25, 1989 (Delaware File No. 2211569) under the name Trizec (USA) Holdings, Inc. The date of filing of its Fourth Amended and Restated Certificate of Incorporation was February 11, 2002.

               SECOND: The Fourth Amended and Restated Certificate of Incorporation of the Corporation as currently in effect is hereby amended by deleting in its entirety the first paragraph (together with the table included therein) of Article IV and inserting in lieu thereof, the following:

               “The total number of shares of capital stock of all classes that the Corporation shall have the authority to issue is 550,100,100 shares, of which 500,000,000 of such shares are shares of common stock, par value $0.01 per share (the “Common Stock”), 100 of such shares are shares of special voting stock, par value $0.01 per share (the “Special Voting Stock”), 100,000 of such shares are shares of Class F convertible stock, par value $0.01 per share (the “Class F Convertible Stock”), and 50,000,000 of such shares are shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

               THIRD: The Fourth Amended and Restated Certificate of Incorporation of the Corporation as currently in effect is hereby amended by deleting the first sentence of Section A of Article IV thereof in its entirety, and inserting in lieu thereof the following new sentence:

               “Subject to all of the rights, powers and preferences of the Special Voting Stock, the Class F Convertible Stock and the Preferred Stock, and except as provided by law or this Article IV:”

               FOURTH: The Fourth Amended and Restated Certificate of Incorporation of the Corporation as currently in effect is hereby amended by deleting in its entirety Section D of Article IV and inserting in lieu thereof, the following new Section D:

               “D. PREFERRED STOCK. The Preferred Stock may be issued, from time to time, in one or more classes or series thereof, the shares of each class or series thereof to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed in this Certificate or in the resolution or resolutions providing for the issue of such class or series of stock, adopted by the Board of Directors as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed in the DGCL, to authorize the issue of one or more classes or series of Preferred Stock and, with respect to each such class or series, to fix by resolution or resolutions providing for the issue of such class or series the voting powers, full or limited, if any, of the shares of such class or series, the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each class or series thereof shall include, but not be limited to, the determination or fixing of the following:

(a)	the designation of such class or series;

(b)	the number of shares to compose such class or series, which number the Board of Directors may thereafter (except where otherwise provided in a resolution designating a particular class) increase (but not above the total number of authorized shares of the class or series) or decrease (but not below the number of shares thereof then outstanding);

(c)	the dividend rate of such class or series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of capital stock of the Corporation and whether such dividends shall be cumulative or noncumulative;

(d)	whether the shares of such class or series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(e)	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such class or series;

(f)	whether or not the shares of such class or series shall be convertible into or exchangeable for shares of any other class or classes of any capital stock or any other securities of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

(g)	the extent, if any, to which the holders of shares of such class or series shall be entitled to vote with respect to the election of directors or otherwise;

(h)	the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

(i)	the rights of the holders of the shares of such class or series upon the dissolution of, voluntary or involuntary liquidation, winding up or upon the distribution of assets of the Corporation; and

(j)	the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such class or series shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class.”

               FIFTH: The Fourth Amended and Restated Certificate of Incorporation of the Corporation as currently in effect is hereby amended by deleting in its entirety Section E of Article IV and inserting in lieu thereof, the following new Section E:

               “E. INTENTIONALLY OMITTED.”

               SIXTH: On March 23, 2004, the Board of Directors of the Corporation duly approved and adopted resolutions which set forth the foregoing amendments and declared their advisability, and directed that the foregoing amendments be submitted for consideration at the 2004 annual meeting of stockholders of the Corporation.

               SEVENTH: Notice of the 2004 annual meeting of stockholders of the Corporation to, among other things, take action on certain proposals, including the foregoing amendments, was given to each stockholder entitled to vote on the foregoing amendments.

               EIGHTH: The foregoing amendments to the Fourth Amended and Restated Certificate of Incorporation of the Corporation were duly approved by the stockholders of the Corporation at the 2004 annual meeting of stockholders in accordance with the requirements of Section 242 of the DGCL and the Fourth Amended and Restated Certificate of Incorporation of the Corporation.

               NINTH: The undersigned President and Chief Executive Officer hereby acknowledges this Certificate of Amendment to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned President and Chief Executive Officer hereby certifies that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

               IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed in its name and on its behalf by its Chief Executive Officer as of this 20th day of May, 2004.

TRIZEC PROPERTIES, INC.

By:	/s/ Timothy H. Callahan

Name:	Timothy H. Callahan
Title:	President and Chief Executive Officer

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